EXHIBIT 4.3
SECOND AMENDMENT TO
MULTI-YEAR REVOLVING CREDIT AGREEMENT
     THIS SECOND AMENDMENT TO MULTI-YEAR REVOLVING CREDIT AGREEMENT (this “Second Amendment”) is made and entered into as of the 22nd day of June, 2006 (the “Second Amendment Effective Date”), among ENTERPRISE PRODUCTS OPERATING L.P., a Delaware limited partnership (“Borrower”); WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for each of the lenders (the “Lenders”) that is a signatory or which becomes a signatory to the hereinafter defined Credit Agreement; and the Lenders party hereto.
R E C I T A L S:
     A. On August 25, 2004, the Borrower, the Lenders and the Administrative Agent entered into a certain Multi-Year Revolving Credit Agreement, amended by that certain First Amendment to Multi-Year Revolving Credit Agreement dated October 5, 2005 (the “Credit Agreement”) whereby, upon the terms and conditions therein stated, the Lenders agreed to make certain Loans (as defined in the Credit Agreement) and extend certain credit to the Borrower.
     B. The parties hereto mutually desire to amend the Credit Agreement as hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Borrower, the Lenders party hereto and the Administrative Agent hereby agree as follows:
     1. Certain Definitions.
     1.1 Terms Defined Above. As used in this Second Amendment, the terms “Administrative Agent”, “Borrower”, “Credit Agreement”, “Second Amendment” and “Second Amendment Effective Date”, shall have the meanings indicated above.
     1.2 Terms Defined in Agreement. Unless otherwise defined herein, all terms beginning with a capital letter which are defined in the Credit Agreement shall have the same meanings herein as therein unless the context hereof otherwise requires.
     2. Amendments to Credit Agreement.
     2.1 Defined Terms.
     (a) The term “Agreement,” as defined in Section 1.01 of the Credit Agreement, is hereby amended to mean the Credit Agreement, as amended and supplemented by this Second Amendment and as the same may from time to time be further amended or supplemented.
     (b) The definition of “Consolidated Net Worth” as defined in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:
     “Consolidated Net Worth” means as to any Person, at any date of determination, the sum of (i) preferred stock (if any), (ii) an amount equal to (a) the face amount of outstanding Hybrid Securities not in excess of 15% of Consolidated Total Capitalization times (b) sixty-two and one-half percent (62.5%), (iii) par value of common stock, (iv)

capital in excess of par value of common stock, (v) partners’ capital or equity, and (vi) retained earnings, less treasury stock (if any), of such Person, all as determined on a consolidated basis.
     2.2 Additional Defined Terms. Section 1.01 of the Credit Agreement is hereby further amended and supplemented by adding the following new definitions, which read in their entirety as follows:
     “Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.
     “Consolidated Total Capitalization” means the sum of (i) Consolidated Indebtedness and (ii) Borrower’s Consolidated Net Worth.
     “Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Borrower or any of its Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or a Subsidiary of the Borrower, and (B) payments made from time to time on the subordinated debt.
     “LIBOR Market Index Rate” means, for any day, with respect to any LMIR Borrowing or LMIR Loan (a) the rate per annum appearing on Page 3750 of the Bridge Telerate Service (formerly Dow Jones Market Service) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Swingline Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, as the rate for dollar deposits with a one-month maturity; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service), the rate per annum appearing on Reuters Screen LIBO page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (c) if the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service) and if no rate specified in clause (b) of this definition so appears on Reuters Screen LIBO page (or any successor or substitute page), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the respective principal London offices of the Reference Banks in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.

     “LMIR”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the LIBOR Market Index Rate.
     “Material Project” means the construction or expansion of any capital project of the Borrower or any of its Subsidiaries, the aggregate capital cost of which exceeds $50,000,000.
     “Material Project EBITDA Adjustments” shall mean, with respect to each Material Project:
     (A) prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts or tariff-based customers relating to such Material Project, the creditworthiness of the other parties to such contracts or such tariff-based customers, and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other factors deemed appropriate by Administrative Agent), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and
     (B) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Material Project (determined in the same manner as set forth in clause (A) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for such fiscal quarters.
     Notwithstanding the foregoing:
     (i) no such additions shall be allowed with respect to any Material Project unless:

     (a) not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 5.01(e) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 6.07(b), the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Material Project and
     (b) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and
     (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 15% of the total actual Consolidated EBITDA of the Borrower and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).
     “Second Amendment” means that certain Second Amendment to Multi-Year Revolving Credit Agreement dated as of June 22, 2006, among the Borrower, the Lenders party thereto and the Administrative Agent.
     “Second Amendment Effective Date” means June 22, 2006.
     2.3 Eurodollar Revolving Borrowings. The reference to “six Eurodollar Revolving Borrowings” set forth in the proviso at the end of the last sentence of Section 2.02(c) of the Credit Agreement is hereby amended in its entirety to refer instead to “twelve Eurodollar Revolving Borrowings”.
     2.4 Swingline Loans.
     (a) The reference to “outstanding Swingline Loans exceeding $20,000,000” set forth in subclause (i) of the first sentence of Section 2.05(a) of the Credit Agreement is hereby amended in its entirety to refer instead to “outstanding Swingline Loans exceeding $75,000,000”.
     (b) The second sentence of Section 2.02(b) of the Credit Agreement is hereby amended in its entirety to read as follows:
Each Swingline Loan shall (i) prior to the acquisition by any Lender of a participation therein pursuant to Section 2.05(c), be an LMIR Loan, and (ii) upon and following the acquisition by any Lender of a participation therein, be an ABR Loan.
     (c) Section 2.13(a) of the Credit Agreement is hereby amended in its entirety to read as follows:
     (a) The Loans comprising each ABR Borrowing shall bear interest on each day at the Alternate Base Rate for such day. The Loans comprising each Swingline Loan shall (i) prior the acquisition by any Lender of a participation therein pursuant to Section 2.05(c), bear interest on each day at the LIBOR Market Index Rate for such day plus an amount equal to the “Eurodollar Spread” set forth in the pricing grid set forth in the defined term “Applicable Rate” that would be applicable to Eurodollar Revolving Loans on such day, and (ii) upon and following the acquisition by any Lender of a participation therein, bear interest on each day at the Alternate Base Rate for such day.
     2.5 Restrictive Agreements. Section 6.06 of the Credit Agreement is hereby amended and supplemented by adding a new clause (xiii) at the end thereof, to read as follows:
or (xiii) that is a Hybrid Security or an indenture, document, agreement or security entered into or issued in connection with a Hybrid Security or otherwise constituting a restriction or condition on the payment of dividends or distributions by an issuer of a Hybrid Security.
     2.6 Financial Covenants. Section 6.07(b) of the Credit Agreement is hereby amended and supplemented by adding a new paragraph at the end thereof, to read as follows:
In addition, for purposes of this Section 6.07(b), Hybrid Securities up to an aggregate amount of 15% of Consolidated Total Capitalization shall be excluded from Consolidated Indebtedness and Consolidated EBITDA may include, at Borrower’s option, any Material Project EBITDA Adjustments as provided in the definition thereof.
     2.7 Swingline Loan Note. Exhibit I to the Credit Agreement is hereby amended in its entirety to read as set forth on Exhibit I attached hereto.
     2.8 Extension of Maturity Date. Borrower has, pursuant to Section 2.01(c) of the Credit Agreement requested a one-year extension of the Maturity Date and that the notice requirement with respect thereto be waived. Each Lender a party hereto hereby consents to a one-year extension of the Maturity Date to October 5, 2011 and waives the notice requirement set forth in such Section 2.01(c) with respect thereto. Furthermore, each Lender a party hereto hereby agrees that following the effectiveness hereof, Borrower shall continue to have the right to make up to two (2) additional requests for one-year extensions of the Maturity Date under Section 2.01(c).
     2.9 Conditions Precedent. The obligation of the Lenders party hereto and the Administrative Agent to enter into this Second Amendment shall be conditioned upon the following conditions precedent:
     (a) The Administrative Agent shall have received a copy of this Second Amendment, duly completed and executed by the Borrower and Required Lenders; and acknowledged and ratified by the Limited Partner pursuant to a duly executed Acknowledgement and Ratification in the form of Exhibit A attached hereto;
     (b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Second Amendment Effective Date) of Richard Bachmann, in-house counsel for Borrower and the Limited Partner, and Bracewell & Giuliani LLP, counsel for Borrower and the Limited Partner, substantially in the forms delivered in connection with the First Amendment and reasonably satisfactory to the Administrative Agent and its counsel.
     (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (1) the organization and existence of the Borrower and the Limited Partner, (2) the authorization of this Second Amendment and any other legal matters relating to the Borrower, this Second Amendment or the Credit Agreement, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and (3) with respect to the Limited Partner, the authorization of the Ratification and Acknowledgement of Limited Partner attached hereto, and any other legal matters relating to the Limited Partner.
     (d) The Swingline Lender shall have received a swingline loan note, duly completed and executed by the Borrower.
     (e) The Administrative Agent shall have received a certificate, dated the Second Amendment Effective Date and signed by the President, an Executive Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement, as amended hereby, and Section 2.9(g) hereof.
     (f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Second Amendment Effective Date, including, to the extent invoiced five (5) Business Days prior to closing, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
     (g) As of the Second Amendment Effective Date, no Material Adverse Change exists.
     (h) The Administrative Agent shall have received such other information, documents or instruments as it or its counsel may reasonably request.
     3. Representations and Warranties. The Borrower represents and warrants that:
     (a) there exists no Default or Event of Default, or any condition or act which constitutes, or with notice or lapse of time or both would constitute, an Event of Default under the Credit Agreement, as hereby amended and supplemented;
     (b) the Borrower has performed and complied with all covenants, agreements and conditions contained in the Credit Agreement, as hereby amended and supplemented, required to be performed or complied with by it; and
     (c) the representations and warranties of the Borrower contained in the Credit Agreement, as hereby amended and supplemented, were true and correct in all material respects when made, and are true and correct in all material respects at and as of the time of delivery of this Second Amendment, except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
     4. Extent of Amendments. Except as expressly herein set forth, all of the terms, conditions, defined terms, covenants, representations, warranties and all other provisions of the Credit Agreement are herein ratified and confirmed and shall remain in full force and effect.
     5. Counterparts. This Second Amendment may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6. References. On and after the Second Amendment Effective Date, the terms “Agreement”, “hereof”, “herein”, “hereunder”, and terms of like import when used in the Credit Agreement shall, except where the context otherwise requires, refer to the Credit Agreement, as amended and supplemented by this Second Amendment.
     7. Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York and applicable federal law.
     THIS SECOND AMENDMENT, THE CREDIT AGREEMENT, AS AMENDED HEREBY, THE NOTES AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     This Second Amendment shall benefit and bind the parties hereto, as well as their respective assigns, successors, heirs and legal representatives.
[Signatures Begin on Next Page]

     EXECUTED as of the Second Amendment Effective Date.

BORROWER:

ENTERPRISE PRODUCTS OPERATING L.P.

By:	Enterprise Products OLPGP, Inc.,
General Partner

By:	/s/ W. Randall Fowler

Name:	W. Randall Fowler
Title:	Senior Vice President and Treasurer

WACHOVIA BANK,
NATIONAL ASSOCIATION,
Individually, as Administrative Agent, as Issuing Bank and as Swingline Lender

By:	/s/ Shannan Townsend

Name:	Shannan Townsend
Title:	Director

CITIBANK, N.A.
Individually and as Co-Syndication Agent

By:	/s/ Todd J. Mogil

Name:	Todd J. Mogil
Title:	Attorney-in-Fact

JPMORGAN CHASE BANK,
Individually and as Co-Syndication Agent

By:	/s/ Dianne L. Russell

Name:	Dianne L. Russell
Title:	Vice President

MIZUHO CORPORATE BANK, LTD.,
Individually and as Co-Documentation Agent

By:	/s/ Raymond Ventura

Name:	Raymond Ventura
Title:	Deputy General Manager

SUNTRUST BANK,
Individually and as Co-Documentation Agent

By:	/s/ Peter Panos

Name:	Peter Panos
Title:	Vice President

THE BANK OF NOVA SCOTIA,
Individually and as Co-Documentation Agent

By:	/s/ V. H. Gibson

Name:	V. H. Gibson
Title:	Assistant Agent

BARCLAYS BANK PLC,
Individually and as a Senior Managing Agent

By:	/s/ Nicholas Bell

Name:	Nicholas Bell
Title:	Director

BAYERISCHE HYPO-UND VEREINSBANK
AG, NEW YORK BRANCH, Individually and as
a Senior Managing Agent

By:	/s/ Yoram Dankner

Name:	Yoram Dankner
Title:	Managing Director

By:	/s/ Shannon Batchman

Name:	Shannon Batchman
Title:	Director

BMO CAPITAL MARKETS FINANCING, INC.,
Individually and as a Senior Managing Agent

By:	/s/ Cahal Carmody

Name:	Cahal Carmody
Title:	Vice President

THE ROYAL BANK OF SCOTLAND plc,
Individually and as a Senior Managing Agent

By:	/s/ Matthew Main

Name:	Matthew Main
Title:	Managing Director

BANK OF AMERICA, N.A.,
Individually and as a Managing Agent

By:	/s/ Zewditu Menelik

Name:	Zewditu Menelik
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., HOUSTON AGENCY,
Individually and as a Managing Agent

By:	/s/ Kelton Glasscock

Name:	Kelton Glasscock
Title:	Vice President & Manager

BNP PARIBAS,
Individually and as a Managing Agent

By:	/s/ J. Onischuk

Name:	J. Onischuk
Title:	Director

By:	/s/ Greg Smothers

Name:	Greg Smothers
Title:	Vice President

LEHMAN COMMERCIAL PAPER INC.,
Individually and as a Managing Agent

By:	/s/ Janine M. Shugan

Name:	Janine M. Shugan
Title:	Authorized Signatory

MORGAN STANLEY BANK,
Individually and as a Managing Agent

By:	/s/ Daniel Twenge

Name:	Daniel Twenge
Title:	Vice President

UBS LOAN FINANCE LLC,
Individually and as a Managing Agent

By:	/s/ Richard L. Tavrow

Name:	Richard L. Tavrow
Title:	Director

By:	/s/ Irja R. Otsa

Name:	Irja R. Otsa
Title:	Associate Director

SOCIETE GENERALE,
Individually and as Co-Agent

By:	/s/ Stephen W. Warfel

Name:	Stephen W. Warfel
Title:	Director

GOLDMAN SACHS CREDIT PARTNERS L.P.,
a Lender

By:	/s/ Pedro Ramirez

Name:	Pedro Ramirez
Title:	Authorized Signatory

ING CAPITAL LLC, a Lender

By:	/s/ Richard Ennis

Name:	Richard Ennis
Title:	Managing Director

SUMITOMO MITSUI BANKING
CORPORATION, a Lender

By:	/s/ William M. Ginn

Name:	William M. Ginn
Title:	General Manager

BAYERISCHE LANDESBANK,
NEW YORK BRANCH,
Individually and as Co-Agent

By:	/s/ Stephen Christenson

Name:	Stephen Christenson
Title:	First Vice President

By:	/s/ Norman McClave

Name:	Norman McClave
Title:	First Vice President

DNB NOR BANK ASA,
Individually and as Co-Agent

By:	/s/ Philip F. Kurpiewski

Name:	Philip F. Kurpiewski
Title:	Senior Vice President

By:	/s/ Giacomo Landi

Name:	Giacomo Landi
Title:	First Vice President

ROYAL BANK OF CANADA,
Individually and as Co-Agent

By:	/s/ David McCluskey

Name:	David McCluskey
Title:	Authorized Signatory

MERRILL LYNCH BANK USA, a Lender

By:	/s/ Louis Alder

Name:	Louis Alder
Title:	Director

WELLS FARGO BANK,
NATIONAL ASSOCIATION, a Lender

By:	/s/ Jo Ann Vasquez

Name:	Jo Ann Vasquez
Title:	Vice President

CAPITAL ONE, N.A., a Lender

By:	/s/ Nancy G. Morages

Name:	Nancy G. Morages
Title:	Senior Vice President

EXHIBIT A
ACKNOWLEDGMENT AND RATIFICATION OF GUARANTOR
     The undersigned (“Guarantor”) hereby expressly (i) acknowledges the terms of the foregoing Second Amendment to Multi-Year Revolving Credit Agreement; (ii) ratifies and affirms its obligations under its Guaranty Agreement dated as of August 25, 2004, in favor of the Administrative Agent; (iii) acknowledges, renews and extends its continued liability under said Guaranty Agreement and Guarantor hereby agrees that its Guaranty Agreement remains in full force and effect; and (iv) guarantees to the Administrative Agent the prompt payment when due of all amounts owing or to be owing by it under its Guaranty Agreement pursuant to the terms and conditions thereof, as modified hereby.
     The foregoing acknowledgment and ratification of the undersigned Guarantor shall be evidenced by signing the space provided below, to be effective as of the Second Amendment Effective Date.

ENTERPRISE PRODUCTS PARTNERS L.P.,
a Delaware limited partnership

By:	Enterprise Products GP, LLC,
General Partner

By:	/s/ W. Randall Fowler

W. Randall Fowler
Senior Vice President and Treasurer

EXHIBIT I
FORM OF
SWINGLINE LOAN NOTE
(Multi-Year Credit Facility)

$75,000,000.00	June 22, 2006
     ENTERPRISE PRODUCTS OPERATING L.P., a Delaware limited partnership (the “Borrower”), for value received, promises and agrees to pay to WACHOVIA BANK, NATIONAL ASSOCIATION, as Swingline Lender under the Credit Agreement, as hereafter defined (the “Swingline Lender”), or order, at the payment office of WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, at 301 South College Street, Charlotte, North Carolina 28288-0608, the principal sum of SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($75,000,000.00), or such lesser amount as shall equal the aggregate unpaid principal amount of the Swingline Loans owed to the Swingline Lender under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Swingline Loans, at such office, in like money and funds, for the period commencing on the date of each such Swingline Loan until such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
     This note evidences the Swingline Loans owed to the Swingline Lender under that certain Multi-Year Revolving Credit Agreement dated as of August 25, 2004, by and among the Borrower, Wachovia Bank, National Association, individually, as Administrative Agent, Issuing Bank and Swingline Lender, Citibank, N.A. and JPMorgan Chase Bank, individually and as Co-Syndication Agents, Mizuho Corporate Bank, Ltd., SunTrust Bank and The Bank of Nova Scotia, individually and as Co-Documentation Agents, and the other financial institutions parties thereto (such Credit Agreement, together with all amendments or supplements thereto, being the “Credit Agreement”), and shall be governed by the Credit Agreement. Capitalized terms used in this note and not defined in this note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.
     The Swingline Lender is hereby authorized by the Borrower to endorse on Schedule A (or a continuation thereof) attached to this note, the amount and date of each payment or prepayment of principal of each such Swingline Loan received by the Swingline Lender, provided that any failure by the Swingline Lender to make any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement or under this note in respect of such Swingline Loans.
     This note may be held by the Swingline Lender for the account of its applicable lending office and, except as otherwise provided in the Credit Agreement, may be transferred from one lending office of the Swingline Lender to another lending office of the Swingline Lender from time to time as the Swingline Lender may determine.
     Except only for any notices which are specifically required by the Credit Agreement, the Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.
     The Credit Agreement provides for the acceleration of the maturity of this note upon the occurrence of certain events and for prepayment of Swingline Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement for all other pertinent purposes.
     This note is issued pursuant to and is entitled to the benefits of the Credit Agreement.
     It is hereby understood and agreed that Enterprise Products OLPGP, Inc., the general partner of the Borrower, shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder.
     This note shall be construed in accordance with and be governed by the law of the State of New York and the United States of America from time to time in effect.

ENTERPRISE PRODUCTS OPERATING L.P.

By:	Enterprise Products OLPGP, Inc.,
General Partner

By:

Name:
Title:

SCHEDULE A
TO
SWINGLINE LOAN NOTE
This note evidences the Swingline Loans owed to the Swingline Lender under the Credit Agreement, in the principal amount set forth below, subject to the payments of principal set forth below:
SCHEDULE
OF
SWINGLINE LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

	Principal	Amount of		Balance
	Amount of	Principal		of	Notation
	Swingline	Paid or	Interest	Swingline	Made
Date	Loan	Prepaid	Paid	Loans	by